Exhibit 99.1
News
FOR IMMEDIATE RELEASE	Contact: Cathy Maloney VP Investor Relations 508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES SECOND QUARTER RESULTS

NATICK, MA — August 21, 2007 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the second quarter of 2007 of $36.3 million, or $.55 cents per diluted share. Results for the second quarter of 2007 included income of $2.4 million post-tax, or $.04 per diluted share, from the disposition of a lease on one of the two ProFoods Restaurant Supply locations closed by the Company in January 2007, as well as income of $3.6 million post-tax, or $.05 per diluted share, from favorable income tax audit settlements.

For the second quarter of 2006, net income was $26.4 million, or $.39 per diluted share. Results for the second quarter of 2006 included a loss of $1.4 million post-tax, or $.02 per diluted share, related to the discontinued operations of the two ProFoods Restaurant Supply clubs.

For the first half of 2007, net income was $49.9 million, or $.76 per diluted share. These results included post-tax income of $5.9 million, or $.09 per diluted share during the second quarter, as mentioned above, and post-tax income of $0.6 million, or $.01 per diluted share, from the sale of pharmacy related assets during the first quarter of 2007.

For the first half of 2006, net income was $41.8 million, or $.62 per diluted share. These results included post-tax expense of $2.7 million, or $.04 per diluted share, related to the discontinued operations of ProFoods Restaurant Supply, and post-tax income of $2.1 million, or $.03 per diluted share, for recoveries of House2Home bankruptcy claims.

Total sales for the second quarter increased by 8.0% to $2.25 billion compared with $2.08 billion for the second quarter of 2006. Comparable club sales increased by 3.7% for the second quarter of 2007, including a contribution from sales of gasoline of 0.7% and a detriment from lack of pharmacy sales versus last year worth approximately 0.4%.

During the second quarter, the Company repurchased 1.2 million shares of common stock at an average cost of $35.52 per share for a total expenditure of approximately $43 million. During the first half of 2007, the Company purchased 1.7 million shares of common stock at an average price of $35.04 for a total expenditure of approximately $60 million. As of August 4, 2007, there was approximately $94 million remaining for stock buybacks under existing Board authorizations.

Conference Call Information for Second Quarter Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review second quarter results and to discuss its outlook for the remainder of 2007. To access the webcast, visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 175 BJ’s Wholesale Clubs in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

- See Attached Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
Net sales	$2,248,212	$2,081,158	$4,259,351	$3,951,120
Membership fees and other	46,772	43,355	93,644	85,816

Total revenues	2,294,984	2,124,513	4,352,995	4,036,936

Cost of sales, including buying and occupancy costs	2,070,893	1,914,030	3,941,302	3,642,257
Selling, general and administrative expenses	173,008	164,491	336,163	324,308
Preopening expenses	1,244	1,306	2,538	2,581

Operating income	49,839	44,686	72,992	67,790
Interest income, net	1,102	954	1,347	2,030
Gain on contingent lease obligations	—	—	—	3,119

Income from continuing operations before income taxes	50,941	45,640	74,339	72,939
Provision for income taxes	16,879	17,814	26,472	28,280

Income from continuing operations	34,062	27,826	47,867	44,659
Income (loss) from discontinued operations, net of income taxes	2,205	(1,425)	2,054	(2,842)

Net income	$36,267	$26,401	$49,921	$41,817

Basic earnings per common share:
Income from continuing operations	$0.53	$0.42	$0.74	$0.67
Income (loss) from discontinued operations	0.03	(0.02)	0.03	(0.04)

Net income	$0.56	$0.40	$0.77	$0.63

Diluted earnings per common share:
Income from continuing operations	$0.52	$0.41	$0.73	$0.66
Income (loss) from discontinued operations	0.03	(0.02)	0.03	(0.04)

Net income	$0.55	$0.39	$0.76	$0.62

Number of common shares for earnings per share computations:
Basic	64,733,835	66,192,730	64,601,045	66,703,704
Diluted	65,700,032	66,952,101	65,569,004	67,508,985

BJ’s clubs in operation—end of period	175	165

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	August 4, 2007	July 29, 2006
ASSETS
Current assets:
Cash and cash equivalents	$154,415	$76,127
Marketable securities	—	37
Accounts receivable	94,472	90,694
Merchandise inventories	820,581	802,694
Current deferred income taxes	33,323	25,385
Prepaid expenses	24,520	17,272

Total current assets	1,127,311	1,012,209
Property, net of depreciation	873,451	863,295
Deferred income taxes	307	—
Other assets	22,697	23,470

TOTAL ASSETS	$2,023,766	$1,898,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$511	$476
Accounts payable	571,462	525,292
Closed store lease obligations	2,135	2,114
Accrued expenses and other current liabilities	279,617	260,373

Total current liabilities	853,725	788,255
Long-term debt, less portion due within one year	1,984	2,494
Noncurrent closed store lease obligations	10,663	7,989
Other noncurrent liabilities	104,849	77,119
Deferred income taxes	—	20,538
Stockholders’ equity	1,052,545	1,002,579

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,023,766	$1,898,974

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	August 4, 2007	July 29, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$49,921	$41,817
Provision (gain) for store closing costs	(4,213)	1,646
Depreciation and amortization	53,219	52,953
Share-based compensation expense	9,343	9,753
Deferred income taxes	(1,630)	(4,674)
Decrease (increase) in merchandise inventories, net of accounts payable	48,042	(14,209)
Decrease in closed store lease obligations	(1,917)	(496)
Other	12,075	(13,621)

Net cash provided by operating activities	164,840	73,169

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(43,784)	(93,388)
Property disposals	52	20
Purchase of marketable securities	(1,137)	(68)
Sale of marketable securities	1,156	—

Net cash used in investing activities	(43,713)	(93,436)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	2,648	1,356
Purchase of treasury stock	(59,581)	(75,378)
Proceeds from issuance of common stock	34,585	8,479
Repayment of long-term debt	(241)	(227)

Net cash used in financing activities	(22,589)	(65,770)

Net increase (decrease) in cash and cash equivalents	$98,538	$(86,037)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the first quarter ended May 5, 2007, the Company implemented FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48).” The implementation of FIN 48 required the Company to make a charge to stockholders’ equity of $6.2 million as of the beginning of this year’s first quarter.

2.	In this year’s second quarter, the Company recorded post-tax income of $3.6 million, or $.05 per diluted share, as a result of favorable income tax audit settlements.

3.	During last year’s fourth quarter, the Company closed its two ProFoods Restaurant Supply locations. The statements of income for the thirteen and twenty-six weeks ended July 29, 2006 have been reclassified to include ProFoods’ operating results within discontinued operations.

4.	In this year’s second quarter, the Company recorded post-tax income of $2.4 million, or $.04 per diluted share, as a result of settling the lease for one of the two ProFoods clubs, which the Company closed in January 2007.

5.	During last year’s first six months, the Company received first quarter pretax recoveries of House2Home bankruptcy claims of $3.1 million, which were included in gain on contingent lease obligations. On a post-tax basis, these gains were $2.1 million, or $.03 per diluted share.

6.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.